Exhibit 77D

	Policies with respect to security investments



Effective November 16, 2007, the investment practices of Pacific
Life Funds were changed as follows:

* A requirement that a portfolio not maintain open short positions in futures contracts or call options on futures contracts if, in the aggregate, the market value of all such open positions exceeds the current value of its portfolio securities, plus or minus unrealized gains and losses on the open positions, adjusted for the historical relative volatility of the relationship between the portfolio and the positions, has been removed.